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                                  EXHIBIT 23.1


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                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the incorporation by reference in this Registration Statement of Integra LifeSciences Corporation on Form S-8, relating to the 1998 Stock Option Plan and Employee Stock Purchase Plan, of our report dated February 27, 1998, except for the second paragraph of Note 19 for which the date is March 12, 1998, on our audits of the consolidated financial statements of Integra LifeSciences Corporation and Subsidiaries as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, which report is included in the Corporation's 1997 Annual Report on Form 10-K.

                                                   /s/ Coopers & Lybrand L.L.P.

Princeton, New Jersey
June 30, 1998